UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2021

Great Lakes Dredge & Dock Corporation

(Exact name of registrant as specified in its charter)

Delaware		20-5336063
(State or other jurisdiction of incorporation)	001-33225 (Commission file number)	(I.R.S. Employer Identification No.)

9811 Katy Freeway, Suite 1200, Houston, Texas		77024
(Address of principal executive offices)		(Zip Code)

(364) 359-1010

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock (Par Value $0.0001)	GLDD	Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Purchase Agreement

On May 12, 2021, we entered into a Purchase Agreement (the “Purchase Agreement”) with BofA Securities, Inc., as representative of the initial purchasers named therein (collectively, the “Initial Purchasers”), and certain of our subsidiaries named therein (collectively, the “Subsidiary Guarantors”), relating to the issuance and sale (the “Private Placement”) of $325 million aggregate principal amount of our 5.25% Senior Notes due 2029 (the “Notes”). We expect to receive net proceeds from the Private Placement of approximately $320.5 million, after deducting fees and estimated offering expenses.

The Notes were offered to the Initial Purchasers pursuant to a private placement and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Initial Purchasers have agreed to sell the Notes only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A, and to non-U.S. persons outside the United States in compliance with Regulation S, in each case promulgated under the Securities Act.

The Purchase Agreement contains customary representations, warranties, agreements, indemnification obligations, and termination provisions applicable to us, the Subsidiary Guarantors and the Initial Purchasers.

As previously disclosed, we expect to complete the Private Placement of the Notes on May 25, 2021, subject to the satisfaction or waiver of customary closing conditions set forth in the Purchase Agreement.

The foregoing description of the Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated by reference herein.

Other Information

In reviewing the Purchase Agreement included as an exhibit to this Current Report on Form 8-K, please note that it is included to provide you with additional information regarding the terms of the Private Placement and is not intended to provide any other factual or disclosure information about us, the Subsidiary Guarantors or the other parties thereto. The Purchase Agreement contains representations and warranties by one or more of the parties to such agreement. These representations and warranties have been made solely for the benefit of the other parties to the Purchase Agreement and (i) should not in any instance be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate, and (ii) were made only as of the date of the Purchase Agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Additional information about the Private Placement is included in our press release dated May 12, 2021, which is filed as Exhibit 99.1 to this Current Report, and is incorporated by reference herein. Additional information about us may be found elsewhere in our public filings, which are available without charge through the website of the U.S. Securities and Exchange Commission at http://www.sec.gov.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Forward-Looking Statements

Except for historical and factual information, the matters set forth in this Current Report on Form 8-K identified by words such as “will,” “should,” “expects,” “anticipates,” “believes,” “plans,” “intends,” and similar expressions are forward-looking statements as defined by the federal securities laws, and are subject to the “safe harbor” protections thereunder. These forward-looking statements are not guarantees of future results and are based on current expectations only, and are subject to various uncertainties. Actual events and results may differ materially from those anticipated by us in those statements for several reasons, including those discussed in Exhibit 99.1. We may change our intentions or plans discussed in our forward-looking statements without notice at any time and for any reason.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits:
Exhibit No.	Description
10.1*

Purchase Agreement, dated May 12, 2021, by and among Great Lakes Dredge & Dock Corporation, certain subsidiary guarantors named therein and BofA Securities, Inc., as representative of the initial purchasers named therein.

99.1

Press release dated May 12, 2021, relating to the pricing of the Notes (Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Current Report on Form 8-K filed with the Commission on May 12, 2021).

104	Cover Page Interactive Data File (formatted in iXBRL in Exhibit 101).

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great Lakes Dredge & Dock Corporation

By:	/s/ Mark W. Marinko
Mark W. Marinko
Senior Vice President and Chief Financial Officer

Dated: May 18, 2021